June 22, 2004

Re:	Northland Cable Properties Seven Limited Partnership (“NCP-7”)

Dear Limited Partner,

          In January of this year, we reported that we were continuing our efforts to solicit purchase offers from qualified buyers for NCP-7’s existing assets. At that time, we anticipated that we would receive bids from interested purchasers during the month of May, 2004. These efforts have been motivated by input received from many limited partners that have expressed an interest in having NCP-7’s assets sold, leading to liquidation of the partnership and a final distribution of any net proceeds after payment of all liabilities and expenses. Due to the limited opportunity to sell NCP-7’s partnership units for fair value in the secondary market, we continue our efforts to secure purchase offers for the partnership’s assets so as to provide NCP-7’s limited partners with an opportunity to vote on whether to approve liquidation of the partnership. Pursuant to the terms of NCP-7’s partnership agreement, while the partnership can sell assets without limited partner approval, limited partner approval is required for any sale of all of the partnership’s assets and liquidation of the partnership prior to the expiration of its original term.

While we continue to seek offers from interested purchasers for NCP-7’s assets, the partnership is not in a position where it has to sell its assets at this time. In November of last year, we successfully refinanced the partnership’s credit facility through March 31, 2009, and the life of the partnership pursuant to NCP-7’s partnership agreement is not scheduled to expire until December 31, 2010. As a result, while we understand that certain limited partners may be interested in liquidating their position in NCP-7 prior to expiration of the partnership’s term, we do not see a need to entertain offers for the partnership’s assets that fail to reflect fair value.

Last month, as anticipated, we received several offers from interested purchasers. We are now continuing to work with Daniels & Associates, the broker retained by the partnership to solicit offers from potential purchasers, to clarify the terms of certain offers received. It is now our hope that those terms can be confirmed and purchase and sale agreements can be negotiated during the next sixty to ninety days. If we are successful in these efforts, our hope is to present to you sometime during the fourth quarter of this year, an opportunity to vote on whether to liquidate the partnership. If approved, the resulting asset sales would likely be scheduled to close during the first quarter of next year.

Notwithstanding, it is important to note that while we have received certain offers for the partnership’s assets, we have not yet finalized agreements with any purchasers, nor have we confirmed whether the offers received will ultimately lead to actual agreements. We therefore ask that you not consider that any sales are imminent since we cannot at this time control whether suitable agreements will be reached. We also hope that you can appreciate that while we are negotiating with potential purchasers, we are not at liberty to disclose specific facts concerning purchase offer terms, the identity of any purchaser, or the likelihood that any sale or sales will ultimately be consummated. If we indeed secure suitable purchase agreements, we will advise you of such facts as soon as possible.

As always, if you have any questions regarding NCP-7 or your investment generally, please call our Investor Relations Department at (800) 448-0273.

Very truly yours,

NORTHLAND COMMUNICATIONS CORPORATION,
Managing General Partner of Northland Cable Properties Seven Limited Partnership

Richard I. Clark
Executive Vice President